Exhibit 10.2

WAIVER AND THIRD AMENDMENT TO CREDIT
AGREEMENT

             This WAIVER AND THIRD AMENDMENT TO CREDIT AGREEMENT ("Amendment") is dated as of September 26, 2001  and is entered into by and between Cherokee International, LLC, a California limited liability company (“Borrower”), Heller Financial, Inc., in its capacity as Agent for the Lenders party to the Credit Agreement described below (“Agent”), and the Lenders which are signatories hereto.

             WHEREAS, Agent, Lenders and Borrower are parties to a certain Credit Agreement dated as of April 30, 1999, as amended by that certain Consent, Waiver and First Amendment to Credit Agreement, dated as of June 15, 2000, and as further amended by that certain Second Amendment to Credit Agreement dated as of March 30, 2001 (as such agreement has from time to time been further amended, supplemented or otherwise modified, the "Agreement");and

             WHEREAS,  the Borrower is in default under various provisions of the Agreement, which defaults (collectively, the “Existing Events of Default”) constitute Events of Default under the Agreement.  A list of the Existing Events of Default is attached hereto as Exhibit A; and

             WHEREAS, the Existing Events of Default have been waived through September 26, 2001 pursuant to that certain Waiver and Forbearance Agreement dated as of August 14, 2001, as amended by that certain First Amendment to Waiver and Forbearance Agreement dated as of September 14, 2001, among Borrower, Agent and the Lenders signatories thereto; and

             WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

             NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,  the parties hereto hereby agree as follows:

             1.          Definitions.  Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

             2.          Amendments.  Subject to the conditions set forth below, the Agreement is amended as follows:

             (a)         Subsection 1.1(B)(1) is amended by deleting the following sentence from such subsection:

The “Maximum Revolving Loan Balance” will be the lesser of (a) the “Borrowing Base” (as calculated on Exhibit 4.6(F), the “Borrowing Base Certificate”) less outstanding Risk Participation Liability or (b) the Revolving Loan Commitment less outstanding Risk Participation Liability.

             (b)        Subsection 1.1(B)(2) is amended by adding the following sentence to the end of such subsection:

Subject to the terms of this Agreement (including, without limitation to the preceding sentence), the Lenders agree to provide Overadvance Revolving Loans to the Borrower during the period from the Third Amendment Effective Date through December 31, 2002 in an amount not to exceed $2,500,000.  Notwithstanding anything contained in this Agreement to the contrary, the Base Rate Margin and the LIBOR Margin applicable to such Overadvance Revolving Loans shall be equal to 2% in excess of the Base Rate Margin and LIBOR Margin otherwise applicable to Revolving Loans in accordance with the Pricing Table set forth in Subsection 1.2(A) hereof. Unless an earlier maturity is provided for herein, such Overadvance Revolving Loans shall be due and payable on December 31, 2002.

             (c)         Subsection 2.9 is amended by deleting such subsection in its entirety and inserting the following in lieu thereof:

2.9        Post-Closing Items.   Within thirty (30) days of the Closing Date the Borrower will deliver to the Agent the items numbered 2 and 3 in the definition of Post-Closing Documents and within sixty (60) days of the Closing Date the Borrower will deliver to the Agent the item numbered 4 in the definition of Post-Closing Documents.  By October 15, 2001 the Borrower will deliver to the Agent the item numbered 1 in the definition of Post-Closing Documents.  Within thirty (30) days of the Third Amendment Effective Date the Borrower will deliver to the Agent the item numbered 5 in the definition of Post-Closing Documents.

             (d)        Subsection 3.1(B)(d) is amended by replacing the amount “$5,000,000” appearing in such subsection with the amount “$6,500,000”.

             (e)         Subsection 3.3(L) is amended by replacing the amount “$3,500,000” appearing in such subsection with the amount “$2,000,000”.

             (f)         Subsection 3.5(A) is amended by deleting such subsection in its entirety and inserting the following in lieu thereof:

(A)       Borrower may make Permitted Tax Distributions and Permitted Distributions for Pre-Closing Tax Liabilities, provided that from and after the Third Amendment Effective Date until the Permitted Tax Distribution Trigger Date, the Borrower may not make Permitted Tax Distributions.  On or after the Permitted Tax Distribution Trigger Date, Borrower may make Restricted Junior Payments in an amount equal to the amount of Permitted Tax Distributions which Borrower was not permitted to make prior to the Permitted Tax Distribution Trigger Date so long as Borrower can demonstrate on a pro forma basis that, after giving effect to the making of such Restricted Junior Payments, it will be in compliance with the financial covenants set forth in Sections 4.3, 4.4 and 4.5 herein.

             (g)        Subsection 3.5(D) is amended by deleting such subsection in its entirety and inserting the following in lieu thereof:

(D)        Borrower may make payments (but not prepayments) of scheduled interest and principal in accordance with the terms of the Subordinated Notes, provided, that the Borrower may not make or permit to be made the interest payment on the Subordinated Notes scheduled to be made in November, 2002 unless no Default or Event of Default has occurred and is continuing and the Subordinated Interest Payment Threshold will be satisfied as of September 30, 2002.

             (h)        Section 3 is amended by inserting the following new Subsection at the end of such Section:

3.16      MAS Timeline.   Borrower shall cause the milestones set forth in the MAS Timeline to be achieved on or prior to the applicable date for such milestone set forth in the MAS Timeline.

             (i)          Section 4.1 of the Credit Agreement is amended by amending such section in its entirety to be and to read as follows:

4.1        Capital Expenditure Limits.   Borrower shall not permit the aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries to exceed (the “Capex Limit”) for each calendar year after 2000, $4,600,000 annually plus 10% of the amount of EBITDA for such calendar year (and not on Pro Forma EBITDA) in excess of $48 million.

             (j)          Section 4.3 of the Credit Agreement is amended by amending such section in its entirety to be and to read as follows:

4.3        Fixed Charge Coverage. Borrower shall not permit the Fixed Charge Coverage on the last day of any fiscal quarter ending during any of the periods set forth below to be less than the Fixed Charge Coverage set forth below for such period:
Period	Minimum Fixed Charge Coverage

9/30/01	0.62x
12/31/01	0.54x
3/31/02	0.43x
6/30/02	0.56x
9/30/02	0.81x
12/31/02	1.05x
3/31/03	1.05x
6/30/03	1.05x
9/30/03	1.05x
12/31/03	1.10x
Thereafter	1.10x

“Fixed Charge Coverage” will be calculated as illustrated on Exhibit 4.6(D).

             (k)         Section 4.4 of the Credit Agreement is amended by amending such section in its entirety to be and to read as follows:

4.4        Total Interest Coverage. Borrower shall not permit the Total Interest Coverage on the last day of any fiscal quarter ending during any of the periods set forth below to be less than the Total Interest Coverage set forth below for such period:
Period	Minimum Total Interest Coverage

9/30/01	1.10x
12/31/01	0.88x
3/31/02	0.71x
6/30/02	0.87x
9/30/02	1.26x
12/31/02	1.70x
3/31/03	2.00x
6/30/03	2.25x
9/30/03	2.40x
12/31/03	2.45x
Thereafter	2.75x

“Total Interest Coverage” will be calculated as illustrated on Exhibit 4.6(D).

             (l)          Section 4.5 of the Credit Agreement is amended by amending such section in its entirety to be and to read as follows:

4.5        Total Indebtedness to Pro Forma EBITDA Ratio. Borrower shall not permit the Total Indebtedness to Pro Forma EBITDA Ratio calculated as of the last day of any fiscal quarter for any of the periods set forth below to be greater than the Total Indebtedness to Pro Forma EBITDA Ratio set forth below for such period:
Period	Maximum Total Indebtedness to Pro Forma EBITDA Ratio

9/30/01	7.16x
12/31/01	9.92x
3/31/02	11.40x
6/30/02	9.53x
9/30/02	6.71x
12/31/02	5.25x
3/31/03	4.45x
6/30/03	4.05x
9/30/03	3.80x
12/31/03	3.75x
3/31/04	3.50x
6/30/04	3.25x
Thereafter	3.00x

             (m)        Section 4 of the Credit Agreement is amended by inserting a new subsection 4.8 into such Section, which subsection 4.8 shall read as follows:

4.8        Sponsor Obligations. The parties agree that the Sponsor Guaranties and the Sponsor Collateral constitute Security Documents.  Any proceeds obtained by Agent or Borrower from the Sponsor Guaranties  and the Sponsor Collateral shall be applied as a prepayment, to be applied first in prepayment of the Term Loans, pro rata against all remaining scheduled installments, and if the Term Loans shall have been repaid in full, then in prepayment of the Revolving Loan, unless such proceeds relate to an Event of Default under Section 6.1(A) in which case such proceeds shall be applied to cure such Event of Default.

             (n)        Section 6.5 of the Credit Agreement is amended by deleting such Section in its entirety and inserting the following in lieu thereof:

6.5        Financial Covenant Defaults. In the event of a violation of any of the financial covenants set forth in Sections 4.3, 4.4 and 4.5 herein, unless the Requisite Lenders have waived such violation in writing, during the 15-day period immediately following the day on which Borrower was required to deliver to Agent the financial statements and certificates for the quarter with respect to which a violation occurred:  (a) the Lenders shall not be required to make any Loans to Borrower; (b) the Agent may not accelerate the repayment of the Loans unless there exists any other Event of Default that has not been cured or waived in writing by the Requisite Lenders; (c) the Requisite Lenders may at their option exercise their right to impose default interest as provided for in this Agreement; and (d) Borrower may cure any such financial covenant default by arranging for its shareholders or other Persons to make an equity contribution of cash to Borrower or a payment under the Sponsor Guaranties (prior to the Sponsor Release Date or the date on which the Sponsor Guaranties have been terminated) in an amount necessary to bring Borrower into compliance with all financial covenants as of the last day of the quarter as of which a violation occurred, provided however, that a cure by an equity contribution of cash as set forth in this clause (d) may only be exercised twice in any one calendar year and may only be exercised four times prior to the Expiry Date.  Any such equity contribution or payment under the Sponsor Guaranties shall be applied as a prepayment, to be applied first in prepayment of the Term Loans, pro rata against all remaining scheduled installments, and if the Term Loans shall have been repaid in full, then in prepayment of the Revolving Loan.  For purposes of this Section 6.5 only, any such equity contribution of cash or payment under the Sponsor Guaranties made within the 15-day period described above (x) made pursuant to the Sponsor Guaranties (or which reduce the Sponsors’ exposure under the Sponsor Guaranties) and prior to the Sponsor Release Date shall be considered (i) for purposes of determining compliance with Section 4.3 and 4.4, to constitute additional EBITDA earned in the quarter as of which a violation occurred, (ii) for purposes of determining compliance with Section 4.5, to reduce the amount of Total Indebtedness outstanding on the last day of the quarter as of which a violation occurred and (y) made after the Sponsor Release Date shall be considered to constitute additional EBITDA during the immediately preceding quarter; provided that, notwithstanding the foregoing, any equity contributions made prior to the Sponsor Release Date which at the Sponsors’ election evidenced by a writing in form reasonably satisfactory to Agent, will not reduce the Sponsor’s exposure under the Sponsor Guaranties, shall be considered additional EBITDA during the immediately preceding quarter for purposes of determining compliance with Sections 4.3, 4.4 and 4.5.  In the event Borrower does not cure all financial covenant violations as provided in this Section 6.5, there shall exist an Event of Default unless waived by the Requisite Banks in writing.

             (o)         Subsection 1.2(A) is amended by replacing the Pricing Table appearing in such subsection with the following Pricing Table:

PRICING TABLE

Total Indebtedness to Pro Forma EBITDA Ratio	Base Rate Margin	Base Rate Margin	LIBOR Margin	LIBOR Margin

	Revolving Loans and Term Loan A	Term Loan B	Revolving Loans and Term Loan A	Term Loan B

Greater than or equal to 7.50	2.50%	3.00%	3.75%	4.25%
Greater than or equal to 6.50:1 but less than 7.50:1	2.25%	2.75%	3.50%	4.00%
Greater than or equal to 5.50:1 but less than 6.50:1	2.00%	2.50%	3.25%	3.75%
Greater than or equal to 4.75:1 but less than 5.50:1	1.75%	2.25%	3.00%	3.50%
Greater than or equal to 4.00:1 but less than 4.75:1	1.50%	2.00%	2.75%	3.25%
Greater than or equal to 3.25:1 but less than 4.00:1	1.25%	2.00%	2.50%	3.25%
Less than 3.25:1	1.00%	2.00%	2.25%	3.25%

             (p)        Subsection 10.1 is amended by inserting the following definitions in their proper alphabetical order, or, where applicable, replacing an existing definition with the applicable below definition:

“Borrowing Base” means the borrowing base calculated pursuant to the Borrowing Base Certificate.

“Borrowing Base Certificate” means the certificate to be submitted by the Borrower in the form of
Exhibit 4.6(F).

“MAS” means Mechanical and Automation Systems, an operating division of Borrower.

“MAS Timeline” means that certain timeline delivered by Borrower to Agent on the Third Amendment Effective Date setting forth certain dates by which certain milestones for exploring the potential sale of MAS shall be completed.

“Maximum Revolving Loan Balance” shall be determined for the applicable period based upon the below grid:
Period	Maximum Revolving Loan Balance

Prior to Third Amendment Effective Date	lesser of (a) the Borrowing Base plus any Overadvance Revolving Loans less outstanding Risk Participation Liability or (b) the Revolving Loan Commitment less outstanding Risk Participation Liability

Third Amendment Effective Date through 10/19/01	lesser of (a) Borrowing Base plus any Overadvance Revolving Loans less outstanding Risk Participation Liability or (b) $15,000,000 less outstanding Risk Participation Liability

10/20/01 – 4/19/02	(A) so long as Borrower makes the scheduled interest payment on the Subordinated Notes due November 1, 2001 (which payment may only be made in accordance with the terms of this Agreement), the lesser of (a) the Borrowing Base plus any Overadvance Revolving Loans less outstanding Risk Participation Liability or (b) $20,000,000 less outstanding Risk Participation Liability, or (B) if Borrower fails to make such interest payment on the Subordinated Notes, the lesser of (a) Borrowing Base plus any Overadvance Revolving Loans less outstanding Risk Participation Liability or (b) $15,000,000 less outstanding Risk Participation Liability

4/20/02 and thereafter	(A) so long as Borrower makes the scheduled interest payment on the Subordinated Notes due November 1, 2001 and May 1, 2002 (which payments may only be made in accordance with the terms of this Agreement), the lesser of (a) the Borrowing Base plus any Overadvance Revolving Loans less outstanding Risk Participation Liability or (b) $25,000,000 less outstanding Risk Participation Liability, (B) if Borrower makes either the November 1, 2001 or the May 1, 2002 interest payment but fails to make both interest payments, the lesser of (a) Borrowing Base plus any Overadvance Revolving Loans less outstanding Risk Participation Liability or (b) $20,000,000 less outstanding Risk Participation Liability or (C) if Borrower fails to make the November 1, 2001 and the May 1, 2002 interest payments on the Subordinated Notes, the lesser of (a) Borrowing Base plus any Overadvance Revolving Loans less outstanding Risk Participation Liability or (b) $15,000,000 less outstanding Risk Participation Liability

“Permitted Tax Distribution Threshold” means the satisfaction of the following as of the last day of any fiscal quarter occurring after the Third Amendment Effective Date: (i) the Fixed Charge Coverage is greater than 1.05x, provided that in calculating Fixed Charges for purposes of this definition no deduction for interest paid in kind shall be made and (ii) the Total Indebtedness to Pro Forma EBITDA Ratio, calculated on a rolling four quarter basis ending on the last day of such fiscal quarter, is less than 5.00x.

“Permitted Tax Distribution Trigger Date” means the date on which the Permitted Tax Distribution Threshold is achieved.

“Post-Closing Documents” means (1) a pledge agreement, stock power and all other documents necessary for the Agent to obtain, for the benefit of Agent and Lenders, a perfected first priority security interest in the stock of Borrower’s Subsidiary in India,(2) a landlord waiver and consent for each of Borrower’s facilities in Tustin, CA, in form and substance acceptable to Agent, (3) bank agency agreements with each institution at which Borrower and its Domestic Subsidiaries maintain depository accounts, (4) a partial release of the lien filed against the Patel Family Trust with respect to the membership interest of the Borrower held by such trust, and (5) tri-party bank account agreements from each financial institution where the Borrower maintains an account.

“Sponsors ” means OCM/GFI Power Opportunities Fund, L.P., OCM Principal Opportunities Fund, L.P., CSFB Cherokee Equity Investors, LLC, Oxford Cherokee Inc., GFI Two LLC and RIT Capital Partners, plc.

“Sponsor Guaranties” means those certain Guaranties dated as of Third Amendment Effective Date among Agent and the Sponsors.

“Sponsor Collateral” means those certain letters of credit provided by financial institutions having a rating of at least “A-” from Standard & Poor's Corporation or at least “A3” from Moody's Investors Service, Inc., or such other financial institutions as may be acceptable to Agent, on behalf of CSFB Cherokee Equity Investors, LLC, Oxford Cherokee Inc., GFI Two LLC and RIT Capital Partners, plc in an aggregate amount on the Third Amendment Effective Date equal to $2,466,050.18, provided that the letter of credit issued for the account of GFI Two LLC may be issued by American Business Bank.

“Sponsor Release Date” means the date on which the Sponsor Release Threshold is achieved.

“Sponsor Release Threshold” means the satisfaction of the following as of the last day of any fiscal quarter occurring after the Third Amendment Effective Date: (i) the Fixed Charge Coverage is greater than 1.05x, provided that in calculating Fixed Charges for purposes of this definition no deduction for interest paid in kind shall be made and (ii) the Total Indebtedness to Pro Forma EBITDA Ratio, calculated on a rolling four quarter basis ending on the last day of such fiscal quarter, is less than 4.50x.

“Subordinated Interest Payment Threshold” means the satisfaction of the following as of the last day of the fiscal quarter ending September 30, 2002: (i) the Fixed Charge Coverage is greater than 1.05x, provided, that in calculating Fixed Charges for purposes of this definition no deduction for interest paid in kind shall be made and (ii) the Total Indebtedness to Pro Forma EBITDA Ratio is less than 5.00x, provided that in calculating Pro Forma EBITDA for purposes of this clause (ii), the Borrower shall not use its Pro Forma EBITDA for the prior four fiscal quarters but instead shall use the product of (x) its Pro Forma EBITDA for the six months ending on September 30, 2002 multiplied by (y) two, provided further, that in calculating Total Indebtedness to Pro Forma EBITDA Ratio for purposes of this clause (ii), the amount of the next scheduled interest payment on the Subordinated Notes shall be treated as Indebtedness of the Borrower outstanding on the last day of the fiscal quarter for which the Subordinated Interest Payment Threshold is being calculated.

“Third Amendment Effective Date” means September 26, 2001.

             3.          Waiver.            Agent and Lenders hereby waive the Existing Events of Default.  This waiver shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Agreement or any of the other Loan Documents.

             4.          Conditions.  The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Agent):

                           (a)         Borrower shall have executed and delivered this Amendment, and such other documents and instruments as Agent may reasonably require shall have been executed and/or delivered to Agent;

                           (b)        All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel;

                           (c)         No Default or Event of Default other than the Existing Events of Default shall have occurred and be continuing;

                           (d)        Borrower shall have paid Agent for the benefit of Lenders an amendment fee in the amount of $176,154.17, to be paid to each Lender based upon their respective Pro Rata Share (determined in accordance with clause (c) of the definition thereof);

                           (e)         Agent shall have received, for the benefit of Lenders, (i) a legal opinion in form and substance reasonably satisfactory to Agent from counsel to each of OCM/GFI Power Opportunities Fund, L.P., and OCM Principal Opportunities Fund, L.P.; and (ii) such financial statements executed by Borrower as Agent may request;

                           (f)         Borrower shall have delivered to Agent and Lenders an Excess Cash Flow Certificate in the form of Exhibit 1.5(B) to the Agreement, which certificate shall remove the impact of any purchased working capital and shall otherwise be in form and substance reasonably satisfactory to Agent;

                           (g)        Borrower shall have delivered to Agent and Lenders a timeline outlining the stages for exploring the potential sale of Mechanical and Automation Systems, an operating division of Borrower, which outline shall be in form and substance reasonably satisfactory to the Agent;

                           (h)        Agent shall have received the Sponsor Collateral, which shall be in form and substance satisfactory to Agent;

                           (i)          Agent shall have received financial statements from each Sponsor party to a Sponsor Guaranty not secured by a letter of credit (other than OCM/GFI Power Opportunities Fund, L.P.) demonstrating that such Sponsor is in compliance with its obligations under Section 12 of its Sponsor Guaranty; and

                           (j)          Agent shall have received financial statements and a certificate from the general partner of OCM/GFI Power Opportunities Fund, L.P. certifying that it is in compliance with its obligations under Section 12 of its Sponsor Guaranty.

             5.          Representations and Warranties.        To induce Agent and Lenders to enter into this Amendment, Borrower represents and warrants to Agent and Lenders:

                           (a)         that the execution, delivery and performance of this Amendment has been duly authorized by all requisite limited liability company action on the part of Borrower and that this Amendment has been duly executed and delivered by Borrower; and

                           (b)        that each of the representations and warranties set forth in Section 5 of the Agreement (other than those which, by their terms, specifically are made as of certain date prior to the date hereof) are true and correct in all material respects as of the date hereof (after giving effect to this Amendment).

             6.          Severability.    Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

             7.          References.     Any reference to the Agreement contained in any  document, instrument or agreement executed in connection with the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment.

             8.          Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

             9.          Ratification.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Agreement.  Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect.

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                           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

HELLER FINANCIAL, INC., as Agent and Lender		CHEROKEE INTERNATIONAL, LLC

By:	/s/ Jacquelene M. Hermie	By:	/s/ R. Van Ness Holland, Jr.

Title:	Vice President	Title:	Chief Financial Officer

BANK AUSTRIA CREDITANSTALT CORPORATE FINANCE, INC.

By:

Title:

FLEET CAPITAL CORPORATION

By:	/s/ Mark D. Newlun

Title:	Senior Vice President

U.S. BANK

By:	/s/ James Mitchell

Title:	Senior Vice President

KEY CORPORATE CAPITAL INC.

By:	/s/ Joseph F. Barber

Title:	Vice President

FINOVA CAPITAL CORPORATION

By:	/s/ Bruce Mettel

Title:	Vice President

CONSENT, REAFFIRMATION AND AMENDEMENT

             The undersigned (“Guarantor”) hereby (i) acknowledges receipt of a copy of the foregoing Waiver and Third Amendment to Credit Agreement and the Sponsor Guaranties; (ii) consents to Borrower’s execution and delivery thereof; (iii) agrees to be bound thereby; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the obligations of Borrower to Agent and Lenders pursuant to the terms of that certain Guaranty dated as of April 30, 1999, (the “Guaranty”) and reaffirms that the Guaranty is and shall continue to remain in full force and effect.  Although Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, Guarantor understands that Agent and Lenders have no obligation to inform Guarantor of such matters in the future or to seek Guarantor’s acknowledgment or agreement to future amendments or waivers, and nothing herein shall create such a duty.

              In addition, in order to induce Lenders to execute the foregoing Waiver and Third Amendment to Credit Agreement, Guarantor hereby agrees that the Guaranty is hereby amended by adding the following language to the end of Section 4 of the Guaranty:

“Without limiting the generality, scope or meaning of any of the foregoing or any other provision of this Guaranty, Guarantor:

(a)         acknowledges that Section 2856 of the California Civil Code authorizes and validates waivers of a guarantor's rights of subrogation and reimbursement and certain other rights and defenses available to Guarantor under California law;

(b)        waives all rights of subrogation, reimbursement, indemnification, and contribution and all other rights and defenses that are or may become available by reason of Sections 2787 to 2855, inclusive, of the California Civil Code;

(c)         waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor's rights of subrogation and reimbursement against Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise;

(d)        waives all rights and defenses that Guarantor may have because the Borrower’s debt is secured by real property.  This means, among other things:

             (i)          Agent and Lenders may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower;

             (ii)         If Agent  forecloses on any real property collateral pledged by  Borrower:

                           (1)         the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

                           (2)         Agent or any Lender may collect from Guarantor even if Agent, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and

(e)         waives all rights and defenses, if any, now or hereafter arising under the laws of the State of Illinois, which are the same as or similar to the rights and defenses waived as described above.”

             IN WITNESS WHEREOF, the undersigned has executed this Consent, Reaffirmation and Amendment on and as of the date of such Amendment.

CHEROKEE INTERNATIONAL FINANCE, INC.,
a California corporation

By:	/s/ Ian Schapiro

Name:	Ian Schapiro

Title:	Vice President

EXHIBIT A TO AMENDMENT

LIST OF EXISTING EVENTS OF DEFAULT UNDER THE CREDIT AGREEMENT

1.	Borrower permitting the Fixed Charge Coverage for the fiscal quarter ended June 30, 2001 to be less than 1.0 to 1.0, constituting a breach of subsection 4.3 of the Credit Agreement and an Event of Default pursuant to subsection 6.1(C).

2.	Borrower permitting the Total Interest Coverage for the fiscal quarter ended June 30, 2001 to be less than 1.65 to 1.0, constituting a breach of subsection 4.4 of the Credit Agreement and an Event of Default pursuant to subsection 6.1(C).

3.	Borrower permitting the Total Indebtedness to Pro Forma EBITDA Ratio for the fiscal quarter ended June 30, 2001 to be greater than 5.25 to 1.0, constituting a breach of subsection 4.5 of the Credit Agreement and an Event of Default pursuant to subsection 6.1(C).

4.	Borrower permitting Indebtedness owing by the ITS Companies to non-affiliated third parties in an aggregate amount exceeding $5,000,000, constituting a breach of subsection 3.1(B)(d) of the Credit Agreement and an Event of Default pursuant to subsection 6.1(C).